EXHIBIT (m)(17)

                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12B-1
                                       OF
                                  SENBANC FUND

                       (a Portfolio of The RBB Fund, Inc.)

      The plan set forth below (the "Plan") is the written plan contemplated by Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), for SENBANC FUND (the "Fund"), a series of The RBB Fund, Inc. (the "Company"). This Plan describes the material terms and conditions under which assets of the Fund may be used in connection with financing distribution related activities with respect to the shares of beneficial interest of the Fund (the "Shares").

      The Company has entered into a distribution agreement (the "Distribution Agreement") with PFPC Distributors, Inc. (together with any prior distributor, the "Distributor"), pursuant to which the Distributor acts as the principal underwriter of the Shares and provides services for the Fund. The Distributor may enter into selling agreements with brokers, dealers and other financial intermediaries ("Intermediaries") in order to implement the Distribution Agreement.

      1. The Company, out of the Fund's assets, hereby is authorized to pay the Distributor a distribution fee to compensate the Distributor and the
Intermediaries for activities performed by the Distributor and the Intermediaries which are primarily intended to result in the sale of Shares ("distribution related activities"). Such distribution related activities include without limitation: (a) printing and distributing copies of any prospectuses and annual and interim reports of the Fund (after the Fund has prepared and set in type such materials) that are used by such Distributor and Intermediaries in connection with the offering of Shares; (b) preparing, printing or otherwise manufacturing and distributing any other literature or materials of any nature used by such Distributor and Intermediaries in connection with promoting, distributing or offering the Shares; (c) advertising, promoting and selling Shares to broker-dealers, banks and the public; (d) distribution related overhead and the provision of information programs and shareholder services intended to enhance the attractiveness of investing in the Fund; (e) incurring initial outlay expenses in connection with compensating Intermediaries for (i) selling Shares and (ii) providing personal services to shareholders and the maintenance of shareholder accounts including paying interest on and incurring other carrying costs on fund borrowed to such initial outlays; and (f) acting as agent for the Company in connection with implementing this Distribution Plan.

      2. The Company will pay a distribution fee out of the Fund's assets to the Distributor an annual amount not to exceed the lesser of (i) 0.60% of the Fund's average daily net asset value attributable to the Shares and (ii) the actual amount of distribution related expenses incurred by the Distributor with respect to the Shares.

      3. Payments pursuant to this Plan shall not be made more often than monthly upon receipt by the Company of a separate written expense report setting forth the expenses qualifying for such reimbursement and the purposes thereof.

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      4. In the event that amounts payable  hereunder with respect to the Shares do not fully reimburse the Distributor for its actual distribution related expenses incurred in any quarter, those amounts can be carried forward from one quarter to the next, but no expenses may be carried over from year to year.

      5. The Distributor shall prepare written reports for the Shares and shall submit reports to the Company's Board of Directors on a quarterly basis summarizing all payments made by them pursuant to this Plan, and the agreements contemplated hereby, the purposes for which such payments were made and such other information as the Board of Directors or the Disinterested Directors (defined below) may reasonably request from time to time, and the Board of Directors shall review such reports and other information.

      6. This Plan shall continue in effect beyond August 16, 2006 only so long as (a) its continuation is approved at least annually by a majority of the Board of Directors, including a majority of the Directors who are not "interested persons" of the Company and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the "Disinterested Directors"), cast in person at a meeting called for the purpose of voting on such continuance and (b) the selection and nomination of these directors of the Company who are not "interested persons" of the Company are committed to the discretion of such directors.

      7. This Plan may be terminated without penalty at any time by a majority of the Disinterested Directors or by a "majority of the outstanding voting securities" of the Fund.

      8. This Plan may not be amended to increase materially the maximum amounts permitted to be expended hereunder except with the approval of a "majority of the outstanding voting securities" (as such phrase is defined in the 1940 Act) of the Fund. All material amendments to this Plan must in any event be approved by a majority of the Board of Directors, including a majority of the Disinterested Directors, cast in person at a meeting called for such purpose. Amendments required to conform this Plan to changes in the Rule or to other changes in the 1940 Act or the rules and regulations thereunder shall not be deemed to be material amendments.

Dated:  May 25, 2005


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